TERMINATION AGREEMENT AND RELEASE

THIS TERMINATION AGREEMENT AND RELEASE (this "Agreement") is made and entered into as of the 18th day of May, 2007, by and between WINNING EDGE INTERNATIONAL, INC., a Delaware corporation (“Winning Edge”), PROGAMES ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Winning Edge (the “Merger Sub”), and PROGAMES NETWORK, INC., a Delaware corporation (“ProGames”).  Winning Edge, the Merger Sub and ProGames each, individually, a “Party” or, collectively, the “Parties.”

Premises

A.

Winning Edge, ProGames and Merger Sub entered into an Agreement and Plan of Merger dated March 6, 2007 (the “Merger Agreement”), pursuant to which the parties agreed that Winning Edge would acquire ProGames through the issuance of shares of Winning Edge's common stock in exchange for all issued and outstanding shares of the capital stock of ProGames with ProGames being merged with Merger Sub, subject to the conditions set forth in the Merger Agreement.

B.

The Parties have now agreed they would like to terminate the Merger Agreement. Accordingly, the Parties desire to terminate the Merger Agreement.

Agreement

Based on these premises and for and in consideration of the mutual covenants to be performed and benefits to be received hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Incorporation by Reference.  The foregoing premises are incorporated herein by reference.

2.

Termination of Merger Agreement.

2.1

 Pursuant to Section 7.1 of the Merger Agreement the parties hereby terminate and void the Merger Agreement.

2.2

 The Parties expressly agree that neither party shall owe the other party any sums under the Merger Agreement and both parties shall be free to pursue any and all transactions available to them.  Furthermore all terms of the Merger Agreement are hereby terminated and void including any covenants and conditions that were to survive the closing of the Agreement and/or any future payments under Section 7.1 or 7.2 of the Merger Agreement.

2.2       As quickly as practicable following the execution hereof, the Company shall take the following actions to the extent such actions have not been taken prior to the date of this Agreement:

(a)  Winning Edge shall withdraw its 14C information statement filed with the SEC and shall file an 8-K covering the termination of the Merger Agreement.

(b)  Each party shall deliver to the other all books, records, instruments and other documents of or belonging to such other party.

3.

Releases.  Winning Edge, on the one hand, and ProGames, on the other, on behalf of themselves and their respective employees, principals, agents, servants, heirs, administrators, executors, successors, predecessors in interest, shareholders, directors, officers, representatives, attorneys, accountants and assigns, whether acting individually or in any representative capacity, hereby release the other and its respective employees, principals, agents, servants, heirs, administrators, executors, successors, predecessors in interests, shareholders, directors, officers, representatives, attorneys, accountants and assigns, jointly and severally, and agree to hold them free and harmless for, from, and against any and all rights, demands, costs, expenses, liabilities, obligations, claims, and causes of action of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, now existing or hereafter arising from the Merger Agreement or the transactions effected in accordance therewith, or any other acts or circumstances existing on the date hereof other than the obligations of the parties hereunder.

4.

Attorneys' Fees.  Each party hereto agrees to pay its own costs and attorneys' fees incurred in connection with the negotiation and execution of this Agreement, except that in the event that any action, suit, or other proceeding is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, arising from a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

5.

Severability.  In the event any provision of this Agreement or the application of any such provision to any person or circumstance shall conflict with, or be held invalid or unenforceable under the laws of any jurisdiction by a court having jurisdiction in the premises, then such conflict shall not affect any other provision of this Agreement which can be given effect without the conflicting provision, and the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which such provisions are held unenforceable or invalid, shall not be affected thereby.  To this end, the provisions of this Agreement are declared to be severable.

6.

No Third Party Beneficiaries.  This Agreement has been and is made solely between, among, and for the benefit of the signatories hereto and their respective successors and assigns, and no other person or persons shall acquire or have any right, whether as third party beneficiary or otherwise, under or by virtue of this Agreement.

7.

Entire Agreement.  This Agreement represents the entire agreement between and among the parties hereto.

8.

No Modification.  This Agreement may not be amended, canceled, revoked, or otherwise modified, except by a written agreement signed by each of the parties hereto.

9.

Execution of Additional Instruments.  The parties shall from time to time execute and deliver such further instruments or take such further action as the other party may reasonably request to effectuate the intent of this Agreement.

10.

Governing Law.  This Agreement shall be construed in accordance with and be governed by the laws of the United States of America and the state of Delaware.

11.

Authorized Signatories.  Each party whose signature is affixed hereto in a representative capacity represents and warrants that he is authorized to execute this Agreement on behalf of and to bind the individual or entity on whose behalf his signature is affixed.  Winning Edge, Merger Sub and ProGames each represent that the execution and delivery of this Agreement has been duly and properly authorized and approved by their respective boards of directors in accordance with the applicable provisions of Delaware law, respectively.

12.

Counterparts/Facsimile Copies.  This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.  This Agreement may be executed by the delivery of signature pages by facsimile transmission, in which case such facsimile signatures shall be deemed originals if and to the same extent as if an original executed signature had been provided.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

WINNING EDGE:	WINNING EDGE INTERNATIONAL, INC. By: /s/ . Name: Douglas Miller Title: President
MERGER SUB:	PROGAMES ACQUISITION CORP. By: /s/ . Name: Douglas Miller Title: President
PROGAMES:	PROGAMES NETWORK, INC. By: /s/ . Name: Martin Gray Title: President and CEO